Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Reports First Quarter 2020 Results
Revenue $30.7 Million, Diagnostic Consumable Sales up 15.7%
Strong Balance Sheet, Fundamentals, Global Position Drive Strategy

LOVELAND, CO, May 7, 2020 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading provider of advanced veterinary diagnostic and specialty products, today reported financial results for its first quarter ended March 31, 2020. The Company reports two segments: Core Companion Animal (“CCA”) and Other Vaccines & Pharmaceuticals (“OVP”). The Company forecast provided during the February 25, 2020 release is referred to as "2020 Outlook".

First Quarter 2020 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q1 ($)	Q1 (%) YOY
Consolidated Revenue	$30.7	3.9%
CCA Revenue	$27.3	10.5%
Lab Consumables	$14.2	15.7%
Instruments: Lab & Other	$2.2	(22.3)%
Instruments: Infusion Pumps	$0.6	(20.3)%
Imaging	$4.9	(10.3)%
PVD(1)	$5.4	60.1%
OVP Revenue	$3.3	(30.2)%

	Q1 (%)	Q1 YOY bps(2)
Consolidated Gross Margin	43.9%	+135
Adjusted EBITDA margin(3)	3.0%	(460)

	Q1 ($)	Q1 (%) YOY
Net Loss Attributable to Heska	$(5.3)	(749.6)%
EPS, Basic	$(0.70)	(735.2)%
EPS, Diluted	$(0.70)	(798.7)%
Non-GAAP EPS, Diluted(3)	$(0.14)	(260.1)%
(1) "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm. (2) "bps" is basis points. (3) See “Use of Non-GAAP Financial Measures” and the related reconciliations provided below.
Note: Numbers may not foot due to rounding.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “It is with mixed emotions that I report that the first quarter of 2020 was a strong start to the year for Heska. By grace alone, our extended Heska family in North America, Europe, Australia, and Malaysia is safe, employed and healthy. We are filled with thanks for our unmerited good fortune and we grieve for those who have been directly and tragically affected by COVID-19. Our business concerns pale in comparison to their health and value. It is with sincere humility that we give thanks for own good fortune and health and we carry on with our professional and personal duties each day.
In the first quarter, Heska grew revenue, expanded margins, achieved major strategic milestones, reaffirmed the benefits of a secure subscriptions model, improved our balance sheet, added to our cash position, and advanced our research and development projects. In the face of a global COVID-19 crisis, our accomplishment in nearly all key areas met or exceeded our goals in the quarter.

1.	Heska strongly performed in our most important Point of Care ("POC") Lab Consumables business, which was up 15.7% over the prior year period.

2.	Heska completed the on-time acquisition of scil animal care company GmbH ("scil") for $110 million dollars, when most global M&A transactions were paused or terminated.

3.
Heska adjusted exceptionally well to the COVID-19 crisis by protecting employees and their families, pets and their families, veterinary teams and their families, and Heska's commercial capacity, brand and culture. Our business continuity plans are working well."

Mr. Wilson continued, "Risks properly identified and pressure thoughtfully managed can produce opportunities for prepared growth companies like Heska during times of crisis. We believe Heska is well prepared and positioned. Our end markets remain fundamentally healthy and our supply chain is intact. Our balance sheet is in great shape and our cash on-hand projections, even in severely down-market scenarios, confirm our long-term ability to simultaneously perform financially and pursue growth strategies. With these foundations in place, Heska accomplished a great deal in the first period of 2020 and we continue to expect positive progress throughout the balance of the year."
Impact of COVID-19 Pandemic on Our People.
In the latter half of the quarter, we experienced modest impact from government restrictions on the movement of people, goods, and services. Fortunately, those we serve, veterinarians and herd animal health experts, are deemed essential services in areas of government mandated restrictions. To service them safely and efficiently, Heska teams quickly adjusted to a targeted, remote workforce posture and put the care and health of people and our brand first. Heska has not laid off or furloughed employees nor reduced the salaries they and their families depend upon, because the data and business fundamentals have not supported the need for such measures. We have been fortunate. Our investment in people has been both the right thing to do and also good for business. Our associates and customers have responded to our support by showing great care for each other and Heska through strong loyalty and increased performance in key business and relational areas; these benefits have continued into the second quarter.
Impact of COVID-19 Pandemic on Our Business.
Because of social distancing measures, on-site installations of POC Lab and Imaging equipment will experience intermittent delays. While not significant to the overall results of the first quarter, on-site installations of equipment were impacted in March. We anticipate the impact to on-site installations and capital equipment expenditures to continue for at least the remainder of 2020.
While we have experienced some intermittent delays in receiving supply, Heska's supply chain has not been significantly impacted and we do not expect material changes to current supply availability trends over the remaining months of 2020.
Our major research and development projects are continuing to progress substantially as planned, but we have experienced sporadic delays receiving validation samples and device components as well as inefficiencies in remote collaboration and field-testing. We anticipate these delays to result in slippage of 90 to 120 days in our new products’ commercial roll-out schedules.  While these delays are unfortunate, we are taking the additional time to improve product features and benefits.
We do not know how long COVID-19 related challenges will continue. The ultimate impact on our business will depend on many factors substantially beyond our control and difficult to predict. In the near-term and with asynchronous variation across geographies, we anticipate some veterinary hospitals will temporarily: (1) realize lower average diagnostics use as a result of deferred and elective patient visits, and (2) delay capital equipment investments as a result of heightened conservatism and the effects of social distancing on in-clinic demonstrations and installations. Despite these headwinds, we believe we are well positioned; (1) our customers and products are essential, (2) our main POC Lab business continues to show healthy consumables use and margin, (3) our subscriptions model metrics continue to show solid performance, (4) our vaccines and pharmaceuticals business continues to track our 2020 Outlook, (5) our balance sheet is strong, and (6) our employees, logistics, supply chain, and operations continue to operate well in the current environment and they are prepared for both a staged return and an instant-on return to full capacity.

International Expansion
scil animal care company, Germany. Heska worked diligently throughout the first quarter to finalize the acquisition of scil. This represents a transformative milestone in the Company’s long-term strategic plan. scil is a proven European based leader in veterinary point of care laboratory and imaging diagnostics, with a significant, longstanding base of loyal customers, a top three market position in Germany, France, Italy, Spain and Canada, and a growing presence in the United Kingdom, Scandinavia, Eastern Europe, Latin America and Malaysia. Heska's combination with scil creates a unified and difficult-to-replicate global veterinary diagnostics company with critical market share leadership in key countries to service millions of pets through tens of thousands of veterinarians and active point of care analyzers around the world.
Summary
“I believe that properly prepared companies, in structurally sound industries, that invest in their people and capabilities during difficult times like these will be in a position for above market performance when uncertainty recedes. Heska intends to be one of these companies. Our capabilities and end markets are intact. While no business will be left untouched by COVID-19, we are well positioned. We will continue to secure past wins, pressure test and adjust to risks, invest for long-term gain, and build the strengths of our team and end markets. Our balance sheet is strong, our end markets are fundamentally healthy, our addressable geographies and customers have recently doubled, our innovation pipeline is packed and progressing for major launches in 2020 and 2021, and we are positioned well to grow. Pet healthcare broadly and Heska specifically are wonderful places in which to invest for the future, especially in uncertain times, and I am excited to prudently continue to do so," concluded Mr. Wilson.
Financial Results
Revenue
2020 first quarter revenue was $30.7 million, a 3.9% increase from $29.5 million in the first quarter of 2019. CCA segment revenue increased 10.5% to $27.3 million, from $24.7 million in the first quarter of 2019. The $2.6 million increase was driven by a 15.7% increase in POC Lab Consumables and a $1.9 million increase in PVD related to the contract manufactured heartworm preventive, Tri-Heart®, which had reduced channel demand in 2019. These increases were partially offset by a 22.3% decrease in capital lease placements and outright sales of POC Lab Instruments and a 10.3% decrease in POC Imaging sales.
OVP segment revenue decreased 30.2% to $3.3 million in the first quarter of 2020, compared to $4.8 million in the first quarter of 2019. The decrease was driven primarily by reduced customer requirements compared to the first quarter of 2019.

Gross Profit
Gross profit increased 7.2% to $13.4 million in the first quarter of 2020, compared to $12.5 million in the first quarter of 2019. Gross margin increased to 43.9% in the first quarter of 2020, compared to 42.5% in the first quarter of 2019. The increase in both gross profit and gross margin percentage was driven primarily by favorable product mix related to increased revenue from consumable sales.
Operating Expenses
Total operating expenses in the first quarter of 2020 were $18.1 million (58.9% of sales), compared to $12.6 million (42.8% of sales) in the prior year. The increase is driven primarily by $3.9 million of one-time acquisition and restructuring costs related to the acquisition of scil. The remaining variance is related to increased investments in research and development of $0.8 million relating to our new product initiatives. Finally, the increase in sales and marketing is as a result of international expansion, both organic and inorganic.
Net Loss Attributable to Heska and EPS
Net loss attributable to Heska was $5.3 million for the three months ended March 31, 2020, compared to net income attributable to Heska of $0.8 million in the prior year period. Net loss per diluted share for the first quarter 2020 was $0.70 compared to net income per diluted share for the first quarter of 2019 of $0.10. Net income is lower in the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due to increases operating expenses as discussed above, as well as cash interest and amortization charges relating to the Convertible Notes issued in the third quarter of 2019.
Adjusted EBITDA and Non-GAAP EPS
Adjusted EBITDA for the first quarter 2020 was $0.9 million (3.0% adjusted EBITDA margin) compared to $2.2 million (7.6% adjusted EBITDA margin) in the first quarter 2019. Non-GAAP EPS was a loss of $0.14 per diluted share for the first quarter 2020 compared to earnings of $0.09 per diluted share in the first quarter 2019. The decline in both metrics is due to purposeful investment in research and development and international expansion of sales and marketing. Refer to 'Reconciliation of GAAP to Non-GAAP' included with this release.
Balance Sheet
For the three months ended March 31, 2020, we had $191.2 million of cash and cash equivalents and working capital of $223.8 million. Net cash used in operating activities was $4.8 million in the three months ended March 31, 2020 compared to net cash provided by operating activities of $0.7 million for the three months ended March 31, 2019. Net cash used in investing activities was $14.6 million in the first quarter 2020 compared to $0.5 million in the first quarter of 2019 driven by $14.4 million payment of consideration for the December 2019 acquisition of CVM Diagnostico Veterinario, S.L. and CVM

Ecografía, S.L. (referred to collectively as "CVM"). Net cash provided by financing activities was $121.6 million in the first quarter 2020 compared to net cash used in financing activities of $4.6 million for the first quarter 2019. The change was driven by an $122.0 million increase in proceeds from the issuance of preferred stock in anticipation of the acquisition of scil. Approximately $111.0 million was used subsequent to the first quarter for consideration in the acquisition of scil.
2020 Combined Outlook
As previously discussed, Heska currently anticipates that its operations, for at least the remainder of 2020, will be adversely impacted by the current economic environment and COVID-19 social distancing strategies, especially as it relates to on-site installation and sale of capital equipment. Considering the impact and the potential impact resulting from COVID-19 on Heska's organic growth as well as on the recently acquired scil European (primarily) business, we have revised the Company's consolidated 2020 Outlook.
The table below introduces fiscal year 2020 guidance ranges ("2020 Combined Outlook") for revenue and adjusted EBITDA margin for Heska Corporation compared to previous Heska Corporation stand-alone guidance presented in the February 25, 2020 Earnings Release. Among the factors and metrics considered in Heska's 2020 Combined Outlook, Heska stand-alone net customer acquisition forecast decreased approximately 50-60% due to updated COVID-19 related scenario assumptions.

	Actual 2019	2020 Outlook	2020 Combined Outlook
Consolidated Revenue	$122.7	$135-$145	$175-185
CCA Segment Revenue	$106.6	$120-$130	$160-$170
POC Laboratory	$64.1	$70-$80 12-17% POC Consumable growth	$105-$115 12-17% POC Consumable growth(2)
Global Imaging Revenue	$25.7	$25-$30	$25-$35
OVP Segment Revenue	$16.1	$15-$16	$15-$16
Adjusted EBITDA Margin(1)	8.5%	6%-8%	4%-6%
Dollars in millions. All 2020 Outlook and 2020 Combined Outlook are forward looking statements.
(1) Excludes estimates for taxes, interest, depreciation and amortization, acquisition and other one-time costs, and stock-based compensation.
(2) Excludes impact of scil acquisition.
Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.

2020 Investor and Analyst Day and Multi-Year Outlook
The Company plans to host an Analyst and Investor Day on November 12, 2020 (formerly September 2020) in New York City, pending evaluation of the then-current COVID-19 situation, to discuss the Company’s growth strategy, consolidated performance including its recent major acquisitions, Element UF demonstration, and multi-year outlook. Details surrounding the event will be forthcoming.
Investor Conference Call
Management will conduct a conference call on May 7, 2020 at 9 a.m. MT (11 a.m. ET) to discuss the first quarter 2020 financial results. To participate, dial 1-866-548-4713 (domestic) or 1-323-794-20933 (international) and reference conference call access number 3918137. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 21, 2020. The telephone replay may be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 3918137.  The webcast will also be archived on www.heska.com for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: Core Companion Animal Health ("CCA") and Other Vaccines and Pharmaceuticals ("OVP"). CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a unique multi-year subscription model, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third party agreements and channels, primarily for herd animal health.

Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals, the expected timing of the scil acquisition and its anticipated benefits; anticipated investments and growth; and the number of customers that the Company will be able to acquire and retain. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties related to the closing of the scil acquisition; the ability to achieve the anticipated benefits of the scil acquisition; supplier availability, competing suppliers, any product’s ability to perform and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired scil business within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on consumer demand, our global supply chain and our financial and operational results; the success of third parties in marketing our products; outside business interests of our Chief Executive Officer, our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present first quarter 2020 net income attributable to Heska, earnings per diluted share, adjusted EBITDA, adjusted EBITDA margin, and the effective tax rate, excluding acquisition and other one-time charges, which are non-GAAP measures. We also present first quarter 2019 net income attributable to Heska, earnings per diluted share, adjusted EBITDA, adjusted EBITDA margin, and the effective tax rate, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Core companion animal	$27,306	$24,716
Other vaccines and pharmaceuticals	3,348	4,795
Total revenue, net	30,654	29,511

Cost of revenue	17,206	16,968

Gross profit	13,448	12,543

Operating expenses:
Selling and marketing	7,380	7,033
Research and development	2,128	1,366
General and administrative	8,558	4,219
Total operating expenses	18,066	12,618
Operating loss	(4,618)	(75)
Interest and other expense (income), net	2,199	(16)
Loss before income taxes and equity in losses of unconsolidated affiliates	(6,817)	(59)
Income tax (benefit) expense:
Current income tax expense	25	45
Deferred income tax benefit	(1,533)	(1,055)
Total income tax benefit	(1,508)	(1,010)

Net (loss) income before equity in losses of unconsolidated affiliates	(5,309)	951
Equity in losses of unconsolidated affiliates	(130)	(181)
Net (loss) income after equity in losses of unconsolidated affiliates	(5,439)	770
Net loss attributable to redeemable non-controlling interest	(151)	(44)
Net (loss) income attributable to Heska Corporation	$(5,288)	$814

Basic (loss) earnings per share attributable to Heska Corporation	$(0.70)	$0.11
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.70)	$0.10

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	7,568	7,459
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	7,568	7,965

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2020	2019
	(UNAUDITED)
ASSETS

Current Assets:
Cash and cash equivalents	$191,245	$89,030
Accounts receivable, net of allowance for doubtful accounts of $232 and $186, respectively	14,838	15,161
Inventories, net	29,056	26,601
Net investment in leases, current, net of allowance for doubtful accounts of $85 and $105, respectively	4,020	3,856
Prepaid expenses	2,711	2,219
Other current assets	3,790	3,000
Total current assets	245,660	139,867

Property and equipment, net	15,076	15,469
Operating lease right-of-use assets	5,404	5,726
Goodwill	36,095	36,204
Other intangible assets, net	11,061	11,472
Deferred tax asset, net	8,027	6,429
Net investment in leases, non-current	14,373	14,307
Investments in unconsolidated affiliates	7,295	7,424
Other non-current assets	7,990	7,526
Total assets	$350,981	$244,424

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,137	$6,600
Accrued liabilities	10,091	6,345
Accrued purchase consideration payable	—	14,579
Current operating lease liabilities	1,755	1,745
Current portion of deferred revenue, and other	2,923	2,930
Total current liabilities	21,906	32,199

Convertible notes, long-term, net	$46,872	$45,348
Deferred revenue, net of current portion	5,521	5,966
Other long-term borrowings	1,110	1,121
Non-current operating lease liabilities	4,092	4,413
Deferred tax liability	678	691
Other liabilities	141	152
Total liabilities	80,320	89,890

Redeemable non-controlling interest and mezzanine equity	23	170

Total stockholders' equity	270,638	154,364
Total liabilities, mezzanine equity and stockholders' equity	$350,981	$244,424

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to Heska Corporation	$(5,288)	$814
Income tax expense (benefit)	(1,508)	(1,010)
Interest expense (income)	2,113	(15)
Depreciation and amortization	1,374	1,265
EBITDA	$(3,309)	$1,054
Acquisition-related and other one-time costs(1)	3,874	—
Stock-based compensation	353	1,186
Adjusted EBITDA	$918	$2,240
Adjusted EBITDA margin(2)	3.0%	7.6%

(1) To exclude the effect of one-time charges of $3.9 million in the first quarter 2020 incurred primarily as part of the acquisition of scil animal care company GmbH.

(2)Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
GAAP net (loss) income attributable to Heska per diluted share	$(0.70)	$0.10
Acquisition-related and other one-time costs(1)	0.51	—
Amortization of acquired intangibles(2)	0.02	—
Amortization of debt discount and issuance costs	0.20	—
Stock-based compensation	0.05	0.15
Gain (loss) on equity investee transactions	0.02	0.02
Estimated income tax effect of above non-GAAP adjustments(3)	(0.20)	(0.04)
Discrete tax benefits associated with stock-based compensation activity	(0.04)	(0.14)
Non-GAAP net (loss) income per diluted share	$(0.14)	$0.09

Shares used in diluted per share calculations	7,568	7,965

(1) To exclude the effect of one-time charges of $3.9 million in the first quarter 2020 incurred primarily as part of the acquisition of scil animal care company GmbH.

(2) To exclude the effect of amortization of intangibles of $0.1 million in the first quarter 2020 incurred as part of the acquisitions of Optomed and CVM.

(3) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related and other one-time costs, restructuring costs, amortization of debt discount and issuance costs, and stock-based compensation. Adjusted effective tax rates are 25% for the first quarter 2020 and 24% for the first quarter 2019.